Articles of Incorporation
of
TRADING SOLUTIONS.COM. INC.

FIRST. The name of the corporation is:

TRADING SOLUTIONS.COM, INC.

SECOND. Its principle office in the State of Nevada is located at 251 Jeanell Dr. Suite 3, Carson City, NV 89703, although this Corporation may maintain an office, or offices, in such other place within or without the state of Nevada as may from time to time be designated by the Board of Directors, or by the by-laws of said Corporation, and that this Corporation may conduct all Corporation business of every kind and nature, including the holding of all meetings of Directors and Stockholders, outside the State of Nevada as well as within the State of Nevada.

THIRD. The objects for which this Corporation is formed are: To engage in any lawful activity, including, but not limited to the following:

(A) Shall have such rights, privileges and powers as may be conferred upon corporations by any existing law.

(B) may at any time exercise such rights, privileges and powers, when not inconsistent with the purposes and objects for which this corporation is organized.

(C) Shall have power to have succession by its corporate name for the period limited in its certificate or articles of incorporation, and when no period is limited, perpetually, or until dissolved and its affairs wound up according to law.

(D) Shall have power to sue and be sued in any court of law or equity.

(E) Shall have power to make contracts.

(F) Shall have power to hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same devise or bequest in the State of Nevada, or any other state, territory or country.

(G) Shall have power to appoint such officers and agents as the affairs of the corporation shall require, and to allow them suitable compensation.

(H) Shall have power to make by-laws not inconsistent with the constitution of the United States, or of the State of Nevada, for the management, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business, and the calling and holding of meetings of its stockholders.

(I) Shall have power to wind up and dissolve itself, or be wound up or dissolved.

(J) Shall have power to adopt and use a common seal or stamp by the corporation on any corporate documents is not necessary. The corporation may use a seal or stamp, if it desires, but such non-use shall not in any way affect the legality of the document.

(K) Shall have power to borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable upon the happening of a specified event or events, whether secured by mortgage, pledge, or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for any other lawful object.

(L) Shall have power to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock, or any bonds, securities or evidences of the indebtedness created by, any other corporation or corporations of the State of Nevada, or any other state or government, and while owners of such stock, bonds, securities or evidences of indebtedness, to exercise all the rights, powers and privileges of ownership, including the right to vote, if any.

(M) Shall have power to purchase, hold, sell and transfer shares of its own capital stock, and use therefor its capital, capital surplus, surplus, or other property or fund.

(N) Shall have power to conduct business, have one or more offices, and hold, purchase, mortgage and convey real and personal property in the State of Nevada, and in any of the states, territories, possessions and dependencies of the United States, the District of Columbia, and any foreign countries.

(O) Shall have power to do all and everything necessary and proper for the accomplishment of the objects enumerated in its certificate or artic1es of incorporation, or any amendment thereof, or necessary or incidental to the protection and benefit of the corporation, and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation, or any amendment thereof.

(P) Shall have the power to make donations for the public welfare or for charitable, scientific or educational purposes.

(Q) Shall have the power to enter into partnerships, general or limited, or joint ventures, in connection with any lawful activities.

FOURTH. That the voting common stock authorized may be issued by the corporation is TWENTY MILLION (20,000,000) shares of stock with a nominal or par value of .01 and no other class of stock shall be authorized. Said shares with a nominal or par value may be issued by the corporation from time to time for such considerations as may be fixed from time to time by the Board of Directors.

FIFTH. The governing body of the corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this Corporation, providing that the number of directors shall be reduced to no less than one (1). The name and post office address of the first board of Directors shall be one (1) in number and listed as follows:

NAME	POST OFFICE ADDRESS
Michael D. Taylor	251 Jeanell Dr. Suite 3
Carson City, NV 89703

SIXTH. The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

SEVENTH. The name and post office address of the incorporator(s) signing the Articles of Incorporation is as follows:

NAME	POST OFFICE ADDRESS
Michael D. Taylor	251 Jeanell Dr. Suite 3
Carson City, NV 89703

EIGHTH. The resident agent for this corporation shall be:

CORPORATE ADVISORY SERVICE, INC.

The address of said agent, and, the principle or statutory address of this corporation in the State of Nevada is.

251 Jeanell Dr. Suite 3,
Carson City, Nevada 89703

NINTH. The corporation is to have perpetual existence.

TENTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

Subject to the By-Laws, if any, adopted by the stockholders, to make, alter or amend the By-Laws of the Corporation.

To fix the amount to be reserved as working capital over and above its capital stock paid in; to authorize and cause to be executed, mortgages and liens upon the real and personal property of this corporation.

By resolution passed by a majority of the whole Board, to consist of one (1) or more committees, each committee to consist of one or more directors of the corporation, which, to the extent provided in the resolution, or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation. Such committee, or committees, shall have such name, or names, as may be stated in the By-Laws of the Corporation, or as may be determined from time to time by resolution adopted by the Board of Directors.

When and as authorized by the affirmative vote of the Stockholders holding stock entitling them to exercise at least a majority of the voting power given at a Stockholders meeting called for the purpose, or when authorized by written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions as its Board of Directors deems expedient and for the best interests of the Corporation.

ELEVENTH. No shareholder shall be entitled as a matter of right to subscribe for, or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as is in its discretion it shall deem advisable.

TWELFTH. No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act of omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

THIRTEENTH. This Corporation reserves the right to amend, alter, change, in any manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon Stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the Incorporator Herein before named for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein are true, and accordingly have hereunto set my hand this 10th day of May, 1999.

/s/ Michael D. Taylor
Michael D. Taylor

CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORPORATION
(Before Payment of Capital or Issuance of Stock)

Michael D. Taylor
Name of Incorporator
certify that:

1. He constitutes two-thirds of the original incorporators of TRADING SOLUTIONS.COM, INC., a Nevada Corporation.

2. The original Articles were filed in the Office of the Secretary of State on MAY 14. 1999.

3. As of the date of this certificate, no stock of the corporation has been issued.

4. They hereby adopt the following amendments to the Articles of Incorporation of the corporation:

Article FOURTH. is amended to read as follows:

FOURTH. That the voting common stock authorized that may be issued by the corporation is TWENTY MILLION (20,000,000) shares of stock with a nominal or par value of .001 and no other class of stock shall be authorized. Said shares with a nominal or par value may be issued by the corporation from time to time for such considerations as may be fixed from time to time by the Board of Directors.

Certificate of Amendment to Articles of Incorporation
For Profit Nevada Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The Articles have been amended as follows:

ARTICLE NUMBER 1, AS AMENDED:

FIRST: That the name of the corporation is

SPRINGLAND INTERNATIONAL, INC.

ARTICLE NUMBER 4, AS AMENDED:

FOURTH: The total authorized capital common stock of the corporation shall be increased from twenty million (20,000,000) shares to one hundred million (100,000,000) shares and the par value of said shares shall remain at $0.01 per share. Further, the corporation authorizes the creation of fifty million (50,000,000) shares of preferred stock to be referred to as Series A Preferred Stock of the corporation having no voting rights and a par value of $0.001 per share. In addition, the corporation authorizes the creation of fifty million (50,000,000) shares of preferred stock to be referred to as Series B Preferred Stock of the corporation having no voting rights and a par value of $0.001 per share.

Certificate of Amendment to Articles of Incorporation
For Profit Nevada Corporation
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The Articles been amended as follows:

ARTICLE NUMBER 1, AS AMENDED

FIRST: That the name of the corporation is

TRADING SOLUTIONS.COM, INC.

ARTICLE NUMBER 4, AS AMENDED:

FOURTH: The total authorized capital common stock of the corporation shall be decreased from one hundred million (100,000,000) shares to twenty million (20,000,000) shares and the par value of said shares shall remain at $0.01 per share. Further, the corporation eliminates and abolishes all Series A and Series B Preferred Stock.

CERTIFICATE OF AMENDMENT

TO ARTICLES OF INCORPORATION

(After Issuance of Stock)

OF

TRADING SOLUTIONS.COM, INC.

________________________________

FIRST: The name of the Corporation is: Chembio Diagnostics, Inc.

FOURTH: The aggregate number of shares of stock which the Corporation shall have the authority to issue is 50,000,000 shares of the par value of $0.01 per share designated as Common Stock and 10,000,000 shares of the par value of $0.01 per share designated as Preferred Stock. The Board of Directors is expressly authorized, prior to issuance, to prescribe the classes, series and the number of each class or series of stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of stock, as follows:

a.
The Preferred Stock may be issued from time to time by the Board of Directors, as provided in NRS Sections 78.195, 78.195.5 and 78.196, as shares of one or more series of Preferred Stock, and the Board of Directors is expressly authorized, prior to issuance, to prescribe the following in the resolution or resolutions providing for the issuance of shares of each particular series:

(i)	The distinctive serial designation of such series which shall distinguish it from other series;

(ii)	The number of shares included in such series, which number may be increased or decreased from time to time unless otherwise provided by the Board of Directors in creating the series;

(iii)	The annual dividend rate (or method of determining such rate) for shares of such series and the date or dates upon which such dividends shall be payable;

(iv)
Whether dividends on the shares of such series shall be cumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(v)
The amount or amounts which shall be paid out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(vi)
The price of prices at which, the period or periods within which, and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation;

(vii)
The obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which, and the terms and conditions upon which the shares of such series shall be redeemed, in whole or in part, pursuant to such obligation;

(viii)
The period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion and their terms and conditions of any adjustments thereof, upon which the shares of such series shall be convertible at the option of the holder into shares of any class of stock or into shares of any other series of Preferred Stock or other securities;

(ix)
The voting rights, if any, of the shares of such series in addition to those required by law, including the number of votes per share and any requirement for the approval by the holders of a certain percentage of all Preferred Stock or of the shares of one or more series, or of both, as a condition to specified corporate action or amendments to the articles of incorporation;

(x)	The ranking of the shares of the series as compared with shares of other series of the Preferred Stock in respect of the right to receive dividends; and

(xi)	Any other voting powers, designations, preferences, limitations, restrictions, and relative rights of each class or series of stock not inconsistent herewith or with applicable law.

b.
All shares of Preferred Stock shall rank senior to the Common Shares in respect of the right to receive dividends and the right to receive payments out of the assets of the Corporation upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation. Shares of any class or series may be issued as a share dividend in respect of shares of another class or series. The Corporation may issue uncertificated shares of some or all of the shares of any or all of its classes or series. All shares of Preferred Stock redeemed, purchased or otherwise acquired by the Corporation (including shares surrendered for conversion) shall be canceled and thereupon restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

c.
Except as otherwise provided by the Board of Directors in accordance with paragraph a. above in respect of any series of the Preferred Stock, all voting rights of the Corporation shall be vested in the holders of the Common and Preferred Stock who shall be entitled to one vote per share.